Exhibit 99.1

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February 23, 2021

PG&E Continues to Bolster Senior Leadership Team, Appoints Marlene Santos as Executive Vice President and Chief Customer Officer

Ms. Santos Brings Almost Four Decades of Experience and Industry-Recognized Performance in Customer Service, Operations and Integration

SAN FRANCISCO — Pacific Gas and Electric Company (PG&E) today announced the appointment of Marlene Santos as Executive Vice President and Chief Customer Officer effective March 15, 2021. Ms. Santos will be responsible for a broad range of services and teams that support the more than 16 million people that PG&E serves in Northern and Central California. This includes PG&E’s customer contact centers; programs supporting energy efficiency, electric vehicles, rooftop solar, demand response and low-income customers; billing, metering and account services; marketing and communications; and Regional Leadership Teams that PG&E will form as part of its regionalization efforts. She will report to Patti Poppe, PG&E Corporation’s Chief Executive Officer.

“I truly believe that every decision we make at PG&E must begin with our customers at the forefront. I am excited to have Marlene join our team and bring her deep experience in delivering outstanding, industry-recognized customer service that is known for its innovation and customer centricity. She brings both her keen skillset and her caring heart to our work. I know our entire team will look forward to working with Marlene as we strive to deliver better experiences and outcomes for the customers we are privileged to serve,” said Ms. Poppe.

For the past two years, Ms. Santos served as President of Gulf Power Company, a subsidiary of NextEra Energy, Inc. (NextEra). Prior to that, she served as NextEra’s Chief Integration Officer for the company’s acquisition of Gulf Power and two other acquisitions. During her nearly 40-year career with NextEra, she served in several other senior operational and leadership roles including Vice President, Customer Service for Florida Power & Light Company (FLP). Ms. Santos brings a wide breadth of experience including delivering best-in-class customer service, safety improvements, digital transformation, smart grid enablement, data analytics and artificial intelligence deployment, cultural transformation, and emergency response to natural disasters.

“I am honored to join Patti and the PG&E team. California and its customers are on the cutting edge of innovation and clean energy, and PG&E’s customer service approach must reflect those guiding principles. I know our 25,000 coworkers are engaged and working hard every day to deliver safe, reliable, affordable and clean energy to the homes and businesses of Northern and Central California. I look forward to listening to and understanding our customers’ needs so that we can continuously improve our customers’ experience in the years ahead,” said Ms. Santos.

In the two years as President of Gulf Power Company, Ms. Santos led the work that has improved safety by over 90%, reduced operating costs by almost 30%, reduced carbon dioxide emissions by nearly 20%, and improved reliability by 50%.

Ms. Santos joined FPL in 1981 and served in positions of increasing responsibility in the areas of finance, marketing and customer service. Under her leadership, FPL was consistently recognized for providing outstanding customer service, including the J.D. Power Award for ranking highest in residential customer satisfaction among large utilities in the South. FPL also was named a “Utility Customer Champion” for outstanding performance among the nation’s leading utilities by Market Strategies International in both 2016 and 2015; and received the prestigious ServiceOne Award for excellent customer service among utilities in the United States and Canada for an unprecedented 10 consecutive years.

Ms. Santos graduated summa cum laude from the University of Miami with both a bachelor’s degree in finance and a master’s degree in business administration. Her committee service has included the Edison Electric Institute (EEI) and the Women in Energy Forum.

About PG&E

Pacific Gas and Electric Company, a subsidiary of PG&E Corporation (NYSE:PCG), is a combined natural gas and electric utility serving more than 16 million people across 70,000 square miles in Northern and Central California. For more information, visit pge.com and pge.com/news.